Exhibit 10.3

consulting agreement

This Consulting Agreement (this “Agreement”) is made and entered into as of this 1st day of July, 2020, by and among Hycroft Mining Holding Corporation, a Delaware corporation (“HYMC”), and Randy Buffington, an individual (“Consultant”).

WHEREAS, prior to the date hereof, Consultant was the Chairman, President and Chief Executive Officer of HYMC;

WHEREAS, Consultant and HYMC entered into that certain Transition and Succession Agreement, dated as of July 1, 2020, to provide certain benefits to Consultant and HYMC upon his resignation as an officer and director of HYMC and its subsidiaries (the “Transition and Succession Agreement”);

WHEREAS, Consultant’s employment with HYMC and its subsidiaries terminated as of his resignation effective July 1, 2020 pursuant to the terms of the Transition and Succession Agreement; and

WHEREAS, Consultant was instrumental in HYMC’s successful efforts in developing a new process to economically and profitably recover gold from sulfide ores in a heap leach process and restarting mining operations at the Hycroft Mine and HYMC desires to receive consulting services on a consulting basis in Consultant’s areas of expertise relating to the Hycroft Mine’s operations and to receive such other services as may reasonably be requested of Consultant by the Board of Directors or Chief Executive Officer of HYMC (collectively, the “Consulting Services”) effective upon expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement.

NOW, THEREFORE, in consideration of the premises and the representations and warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Engagement. Effective upon expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement, HYMC hereby engages Consultant to perform the Consulting Services during the Term (as defined in Section 2), and Consultant hereby accepts such engagement upon the terms and conditions set forth in this Agreement.

2.        Term. This Agreement shall commence as of the date of expiration without revocation of the statutory revocation periods set forth in the Transition and Succession Agreement and shall continue until the earliest to occur of:

(a)     that date that is 24 months from the date hereof; and

(b)     termination in accordance with Section 6 (the “Consulting Period”).

3.       Consulting Services. In order to facilitate the continued development and operation of the Hycroft Mine and the transition to your successor as President and Chief Executive Officer, you agree that for the Consulting Period you agree to provide consulting, technical advice and transition assistance upon the reasonable request of the Board of Directors or the Chief Executive Officer of HYMC; provided, however, that such transition assistance and advice shall be subject to your consent, which shall not be unreasonably withheld or delayed. In no event shall Consultant be required to provide more than 30 hours of Consulting Services during any weekly period or more than 100 hours of Consulting Services during any monthly period.

4.        Compensation. As compensation for the Consulting Services rendered by Consultant during the Term, HYMC shall pay to Consultant compensation at a rate of $25,000 per month regardless of whether any request for the provision of Consulting Services is made to you during each month of the Consulting Period.

5.        Payment Procedures. HYMC shall issue payments to Consultant on a monthly basis.

6.        Termination.

(a)     This Agreement may be terminated:

(i)     by mutual written agreement of HYMC and Consultant at any time; or

(ii)     by HYMC for Cause (as hereinafter defined).

(b)     In the event that this Agreement is terminated in accordance with its terms for any reason, HYMC shall have no further obligation to Consultant other than the payment for Consulting Services already rendered in accordance with Section 4.

(c)     Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Consultant has been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; (ii) Consultant has committed an act of personal dishonesty or fraud involving personal profit in connection with Consultant’s provision of the Consulting Services to HYMC; (iii) Consultant has committed a material breach of any material covenant, provision, term or condition set forth in or incorporated by reference into this Agreement, including, without limitation, the provisions contained in Section 7 of the Transition and Succession Agreement or in sections of the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement entered into by you (the “ENNNI Agreement”) entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, (iv) Consultant has committed an act which involved willful misconduct or gross negligence on the part of Consultant; (v) any material failure or unreasonable refusal to perform the Consulting Services in a reasonably satisfactory manner; (vi) any material failure or refusal to comply with the lawful written rules and policies of HYMC and its subsidiaries applicable to consultants to HYMC; or (vii) Consultant has committed any act that has or reasonably is expected to result in material injury to the business or reputation of HYMC or its subsidiaries; provided, however, that no termination under clause (iii), (v) or (vi) above shall be effective unless Consultant shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice, Consultant shall have failed to cure such alleged behavior constituting “cause”; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

7.       Continued Restrictive Covenants. Consultant hereby expressly acknowledges that the restrictive covenants of non-solicitation of employees and customers and confidentiality set forth in sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, by which Consultant is bound during the Consulting Period shall remain in full force and effect until they expire, if at all, according to their terms. In the event Consultant breaches any of such covenants, HYMC’s obligations to make payments pursuant to the provisions of Section 4 hereof shall be of no further force and effect and shall immediately cease. The terms of this Section 7 shall survive the termination of this Agreement.

8.       Independent Contractor Status. Consultant’s relationship to HYMC and its subsidiaries hereunder is one of independent contractor, and nothing contained in this Agreement shall be construed to imply that Consultant is an agent or employee of HYMC or its subsidiaries for any purpose, including, without limitation, withholding for purposes of Social Security or income taxes, or entitlement to any insurance, retirement or other employee benefits offered by HYMC or its subsidiaries. This Agreement shall not create any partnership or joint venture between the parties hereto. Consultant shall not have the right, power or authority to create any obligation, express or implied, or to make any representation on behalf of HYMC or its subsidiaries, except as may be expressly authorized in writing from time to time by HYMC or its subsidiaries, and then only to the extent of such written authorization.

9.      Consultant Representations, Warranties and Covenants. Consultant hereby represents, warrants and covenants to HYMC and its subsidiaries as follows: (a) Consultant shall comply with all applicable laws, ordinances, codes and regulations in performing the Consulting Services under this Agreement and (b) Consultant has full authority to execute and deliver this Agreement and to provide the Consulting Services, and this Agreement does not and will not violate any other agreement to which Consultant is or becomes a party, nor any law, court order or decree to which Consultant is subject.

10.      Binding Effect; Assignment; Substitution.

(a)     This Agreement shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, administrators, personal representatives, successors and assigns; provided, however, that Consultant may not assign (as a matter of law or otherwise) this Agreement without the prior, express written consent of HYMC. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement in violation of this Agreement shall be null and void.

(b)     Consultant acknowledges that HYMC expects Consultant specifically to perform the Consulting Services. Consultant agrees that he may not substitute any other person or entity to perform any of his obligations under this Agreement.

11.     Amendments; Waiver. This Agreement may only be amended and any term hereof waived in a written agreement signed both by Consultant and by HYMC. No delay or omission by any party to this Agreement to exercise its rights under this Agreement shall impair any such right or power or shall be construed as a waiver or acquiescence of any default. If a written waiver occurs, no such written waiver in any particular instance or with respect to any particular term will be held or construed to constitute a waiver of any other or subsequent breach.

12.     Entire Agreement. This Agreement, together with the Transition and Succession Agreement, the ENNNI Agreement and a special discretionary equity award agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and cancels any prior agreements, arrangements, representations, warranties or communications (whether oral or written) between the parties hereto relating to the subject matter hereof.

13.     Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

14.     No Presumption Against Drafter; Representation by Counsel. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted collectively by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Each of the parties hereto acknowledges that he or it has had the opportunity to consult independent and experienced counsel of his or its own choice in connection with the negotiation and preparation of this Agreement and to seek advice as to the legal effect thereof. Each of the parties hereto represents that he or it has entered into this Agreement without coercion or undue influence.

15.     Interpretation. The headings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. Unless the context requires otherwise, any pronouns used in this Agreement shall include the corresponding singular, plural, masculine, feminine or neuter pronouns, as the case may be. Underscored references to Sections shall refer to those Sections of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

16.     Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be delivered by personal delivery, via overnight carrier, via facsimile or email or via registered or certified mail, return receipt requested, first class postage prepaid. If notice is delivered by personal delivery or via overnight carrier, notice shall be deemed given on the date that actual delivery is made. If notice is delivered via facsimile, notice shall be deemed given on the date that the notice is transmitted and written confirmation of such transmission is obtained. If notice is delivered via mail, notice shall be deemed given on the earlier of (a) the actual day of delivery or (b) the third day after the date of mailing. All notices shall be addressed to the intended recipient as set forth below:

If to Consultant, to:

Randy Buffington

1250 Parkview Drive

Elko, NV 89891

Telephone Number: (775) 813-6249

Email: Steda947@yahoo.com

If to HYMC:

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

Attn: Stephen M. Jones, Executive Vice President and CFO

Telephone Number: (303) 524-1947 (Office)

Email: steve.jones@hycroftmining.com

With a copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 1700

Chicago, IL 60602

Telephone Number: (312) 269-8411

Email: dstone@nge.com

or to such other address or to the attention of the person or persons as the recipient party has specified by proper prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

17.     Counterparts. This Agreement may be signed in multiple counterparts, each of which taken together will constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other electronic transmission and, if executed and delivered in such manner, shall be binding as though an executed original shall have been delivered by hand.

18.     Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such term or provision will be limited to the extent necessary or stricken so as to make the provision valid and enforceable to the fullest extent permitted by law. Such limitation or striking will not affect any of the remaining provisions of this Agreement, which will continue in full force and effect as written.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Randy E. Buffington
Randy Buffington

HYCROFT MINING HOLDING CORPORATION

/s/ Stephen M. Jones
Name: Stephen M. Jones
Title: Executive Vice President and Chief Financial Officer

 [Signature Page to Buffington Consulting Agreement]